UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2009

China Solar & Clean Energy Solutions, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-12561	95-3819300
(Commission File Number)	(IRS Employer Identification No.)

Building 3 No. 28, Feng Tai North Road, Beijing China, 100071
(Address of principal executive offices and zip code)

+86-10-63850516
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of the Company appointed Ms. Yinan Zhao to serve as the Acting Chief Financial Officer of the Company effective as of May 12, 2009. Ms. Zhao has no family relationships with any of the executive officers or directors of the Company.  There were no arrangements or understandings between Ms. Zhao and any other person pursuant to which she was selected as Acting Chief Financial Officer.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Ms. Zhao had, or will have, a direct or indirect material interest.

Ms. Zhao, who is 34 years old, has a broad range of experience.  From January 2008 to May 2009, Ms. Zhao was the finance controller of Hinge Software Co..LTD, a software company based in China.  Prior to that she was an audit manager in the Beijing office of Deloitte Touché Tohmatsu where Ms. Zhao’s client responsibilities included U.S. public companies Ninetowns Internet Technology Group and Brady China.  Ms. Zhao received a Bachelor’s degree from the Liaoning Institute of Technology University in 1997 and became a CPA in 1999, CTA and CPV in 2000.

Ms. Zhao entered into a five year agreement with the Company for an annual salary of RMB260,000.00

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.

	By:	/s/ Deli Du
Name: Deli Du
Title: Chief Executive Officer and President
Dated: May 13, 2009